Exhibit 2.3

EXECUTION VERSION

INDENTURE SUPPLEMENT NO. 2

dated as of February 12, 2014

among

Citicorp International Limited
as Trustee,

Citicorp International Limited

as Shared Security Agent,

XINYUAN REAL ESTATE CO., LTD.

and

The entities listed in Schedules I hereto

as the Subsidiary Guarantors

13.25% Senior Notes Due 2018

INDENTURE SUPPLEMENT NO. 2, dated as of February 12, 2014 (this “Indenture Supplement”), pursuant to the Indenture dated as of May 3, 2013 (as amended, restated or supplemented from time to time, the “Indenture”), by and among Xinyuan Real Estate Co., Ltd., a company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Citicorp International Limited, as trustee (the “Trustee”), Citicorp International Limited, as shared security agent (the “Shared Security Agent”), and the entities listed in Schedule I hereto collectively (the “Subsidiary Guarantors”). Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of May 3, 2013, relating to the Company’s 13.25% Senior Notes Due 2018 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided that certain amendments may not be affected without the consent of each Holder of the Notes affected;

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Indenture Supplement for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has received the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Company and the Trustee to enter into this Indenture Supplement, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Indenture Supplement as contemplated by Section 9.04 of the Indenture; and

WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Indenture Supplement an Opinion of Counsel relating to this Indenture Supplement as contemplated by Section 9.04 of the Indenture;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows (amended texts of the Indenture are shown in quotation marks below, with additions shown in double-underscore and deletions shown in ~~strikethrough~~):

ARTICLE I

AMENDMENT TO THE INDENTURE

Section 1.1           Amendment to certain defined terms in Section 1.01 of the Indenture. The following defined terms contained in Section 1.01 of the Indenture are hereby amended and restated as follows:

““Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, at the time of determinations, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the ~~opinion~~option of the lessor, be extended.”

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““Bank Deposit Secured Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary that is secured by a pledge of one or more bank accounts of the Company or a Restricted Subsidiary and is used by the Company and its Restricted Subsidiaries to in effect exchange ~~U.S. dollars or Hong Kong dollars into Renminbi or vice versa; provided, however, that the total deposits in such pledged bank accounts shall not at any time exceed an amount equal to 110% of the aggregate outstanding principal amount of such Indebtedness (or the Dollar Equivalent thereof).~~foreign currencies.”

““Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1)         all indebtedness of such Person for borrowed money;

(2)         all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)         all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4)         all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

(5)         all Capitalized Lease Obligations and Attributable Indebtedness;

(6)         all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness;

(7)         all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)         to the extent not otherwise included in this definition, Hedging Obligations; and

(9)         all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends.

Notwithstanding the foregoing, Indebtedness shall not include any (1) capital commitments, pre-sale receipts in advance from customers, deferred payment obligations~~,~~ or similar obligations, Incurred in the ordinary course of business in connection with the acquisition, development, construction or improvement of real or personal property (including land use rights) to be used in a Permitted Business or (2) Entrusted Loans; provided that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations and commitments referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

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(A)         the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

(B)         money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest, and

(C)         the amount of Indebtedness with respect to any Hedging Obligation shall be (i) zero if Incurred pursuant to clause (vi) of Section 4.05(b) or (ii) equal to the net amount payable by such Person if the Commodity Agreement, Currency Agreement or Interest Rate Agreement giving rise to such Hedging Obligation were terminated at ~~or prior to~~ that time due to ~~a~~ default by such Person if not Incurred pursuant to clause (vi) of Section 4.05(b).”

““Permitted Investment” means:

(1)         any Investment in the Company or a Restricted Subsidiary that is primarily engaged in a Permitted Business or a Person which will, upon the making of such Investment, become a Restricted Subsidiary that is primarily engaged in a Permitted Business or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary that is primarily engaged in a Permitted Business;

(2)         Temporary Cash Investments;

(3)         payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4)         stock, obligations or securities received in satisfaction of judgments;

(5)         an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6)         any Investment pursuant to a Hedging Obligation designed solely to protect the Company or any Restricted Subsidiary against fluctuations in commodity prices, interest rates or foreign currency exchange rates and not for speculation;

(7)         receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(8)         Investments made by the Company or any Restricted Subsidiary consisting of consideration received in connection with an Asset Sale made in compliance with Section 4.13;

(9)         pledges or deposits (i) with respect to leases or utilities provided to third parties in the ordinary course of business or (ii) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.07;

(10)        any Investment pursuant to Pre-Registration Mortgage Guarantees or Contractor Guarantees by the Company or any Restricted Subsidiary otherwise permitted to be Incurred under this Indenture;

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(11)        Investments in securities of trade creditors, trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor, trade debtor or customer;

(12)        advances to contractors and suppliers for the acquisition of assets or consumables or services in the ordinary course of business that are recorded as deposits or prepaid expenses on the Company’s consolidated balance sheet;

(13)        deposits of pre-sale proceeds made in order to secure the completion and delivery of pre-sold properties and issuance of the related land use title in the ordinary course of business;

(14)        deposits made in order to comply with statutory or regulatory obligations to maintain deposits for workers compensation claims and other purposes specified by statute or regulation from time to time in the ordinary course of business;

(15)        deposits made in order to secure the performance of the Company or any Restricted Subsidiary and prepayments made in connection with the acquisition of real property or land use rights by the Company or any Restricted Subsidiary, in each case in the ordinary course of business;

(16)        advances in the ordinary course of business to government authorities or government-affiliated entities in the PRC for the purpose of the development and preparation by such government authority or government affiliated entity of primary land for auction purposes which advances are recorded as deposits or prepaid expenses on the Company’s consolidated balance sheet to the extent each such advance is on normal commercial terms including being subject to repayment from the relevant government authority;

(17)        an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists solely of Common Stock of the Company; ~~and~~

(18)        repurchases of the Notes;

(19)        Guarantees permitted under Section 4.05(b)(xx);

(20)        obligations (but not payments thereon) with respect to homeowners association obligations, community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds and similar bonding requirements arising in the ordinary course of business of a homebuilder; and

(21)        any Investment (including any deemed Investment upon the redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary or upon the sale of Capital Stock of a Restricted Subsidiary) by the Company or any Restricted Subsidiary in any Person (other than a Restricted Subsidiary), provided that:

(i)          the aggregate of all Investments made under this clause (21) since the Original Issue Date shall not exceed in aggregate an amount equal to 10% of Total Assets. Such aggregate amount of Investments shall be calculated after deducting an amount equal to the net reduction in all Investments made under this clause (21) since the Original Issue Date resulting from:

(A) payments of interest on Indebtedness, dividends or repayments of loans or advances made under this clause, in each case to the Company or any Restricted Subsidiary (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income),

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(B)         the unconditional release of a Guarantee provided by the Company or a Restricted Subsidiary after the Original Issue Date under this clause (21) of an obligation of any such Person, or

(C)         to the extent that an Investment made after the Original Issue Date under this clause (21) is sold or otherwise liquidated or repaid for cash, the lesser of (x) cash return of capital with respect to such Investment (less the cost of disposition, if any) and (y) the initial amount of such Investment, not to exceed, in each case, the amount of Investments made by the Company or a Restricted Subsidiary after the Original Issue Date in any such Person pursuant to this clause (21);

(ii)         the Person into which such Investment is made is primarily engaged in the Permitted Businesses;

(iii)        none of the other shareholders or partners in such Person in which such Investment was made pursuant to this clause (21) is a Person described in clauses (x) or (y) of the first paragraph of the Section 4.14 (other than (1) TPG or (2) by reason of such shareholder or partner being an officer or director of the Company, a Restricted Subsidiary or a Minority Joint Venture or by reason of being a Restricted Subsidiary or a Minority Joint Venture);

(iv)        no Default has occurred and is continuing or would occur as a result of such Investment; and

(v)         at the time of such Investment, the Company could Incur at least US$1.00 of Indebtedness under the proviso in Section 4.05(a); provided however that this paragraph (v) shall not apply to any Investment made pursuant to this clause (21) on or prior to December 31, 2014.

For the avoidance of doubt, the value of each Investment made pursuant to this clause (21) shall be valued at the time such Investment is made.”

““Permitted Liens” means:

(1)         Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2)         statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3)         Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

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(4)         leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(5)         Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(6)         Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; provided further that such Liens were not created in contemplation of or in connection with the transactions or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(7)         Liens in favor of the Company or any Restricted Subsidiary;

(8)         Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(9)         Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(10)        Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations permitted by clause (vi) of Section 4.05(b);

(11)        Liens existing on the Original Issue Date;

(12)        Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (v) of Section 4.05(b); provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(13)        Liens under the Security Documents;

(14)        Liens securing any Permitted Pari Passu Secured Indebtedness that complies with each of the requirements set forth under Section 4.22;

(15)        any interest or title of a lessor in the property subject to any operating lease;

(16)        Liens securing Indebtedness of the Company or any Restricted Subsidiary under any Pre-Registration Mortgage Guarantee which is permitted to be Incurred under clause (vii) of Section 4.05(b);

(17)        easements, rights-of-way, municipal and zoning ordinances or other restrictions as to the use of properties in favor of governmental agencies or utility companies that do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

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(18)        Liens (including extensions and renewals thereof) upon real or personal property; provided that (a) such Lien is created solely for the purpose of securing Indebtedness ~~permitted to be Incurred~~ of the type described under clause (viii) of Section 4.05(b) and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition or the completion of development, construction or improvement of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of such property, development, construction or improvement and (c) such Lien shall not extend to or cover any property or assets other than such item of property and any improvements on such item, provided that, in the case of clauses (b) and (c), such Lien may cover other property or assets (instead of or in addition to such item of property or improvements) and the principal amount of Indebtedness secured by such Lien may exceed 100% of such cost if (x) such Lien is incurred in the ordinary course of business and (y) the aggregate book value of property or assets (as of the last day of the most recent fiscal quarter period for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner) are available (which may include internal consolidated financial statements) or, if any such property or assets have been acquired since the date of such financial statements, the cost of such property or assets) subject to Liens incurred pursuant to this clause (18) does not exceed 130% of the aggregate principal amount of Indebtedness secured by such Liens;

(19)        Liens on deposits of pre-sale proceeds made in order to secure the completion and delivery of pre-sold properties and issuance of the related land use title made in the ordinary course of business and not securing Indebtedness of the Company or any Restricted Subsidiary;

(20)        Liens on deposits made in order to comply with statutory obligations to maintain deposits for workers compensation claims and other purposes specified by statute made in the ordinary course of business and not securing Indebtedness of the Company or any Restricted Subsidiary;

(21)        Liens on deposits made in order to secure the performance of the Company or any Restricted Subsidiary in connection with the acquisition of real property or land use rights by the Company or any Restricted Subsidiary in the ordinary course of business and not securing Indebtedness of the Company or any Restricted Subsidiary;

(22)        Liens incurred or deposits made to secure Entrusted Loans;

(23)        Liens on the Capital Stock of the Person that is to be acquired under the relevant Staged Acquisition Agreement securing Indebtedness which is permitted to be Incurred under clause (xv) of Section 4.05(b);

(24)        Liens securing Indebtedness permitted to be Incurred under clause (xiv) of Section 4.05(b);

(25)        Liens on the Capital Stock of a PRC Project Company granted by the Company or any PRC Restricted Subsidiary in favor of any Trust Company Investor (including the sale or transfer of such Capital Stock to such Trust Company Investor) in respect of, and to secure, the Indebtedness permitted to be Incurred under clause (xvi) of Section 4.05(b);

(26)        Liens on one or more bank accounts to secure Bank Deposit Secured Indebtedness permitted to be Incurred under clause (xvii) of Section 4.05(b);

(27)        Liens on Investment Properties securing Indebtedness of the Company or any Restricted Subsidiary permitted to be Incurred under clause (b)(xviii) of Section 4.05(b);

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(28)        Liens securing Indebtedness of Restricted Subsidiaries (other than Subsidiary Guarantors or JV Subsidiary Guarantors) Incurred pursuant to clause (~~xx~~xix) of Section 4.05(b);

(29)        Liens securing Indebtedness Incurred under clause (xx) of Section 4.05(b);

(30)        Liens on assets of a Non-Guarantor Subsidiary securing any Permitted Subsidiary Indebtedness of any Non-Guarantor Subsidiary permitted to be Incurred under Section 4.05(a);

(31)        Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(32)        Liens for homeowner, property owner, condominium and similar association fees, assessments and other payments; and

(33)        Liens arising from filing Uniform Commercial Code financing statements regarding leases;

provided that, with respect to the Collateral, “Permitted Liens” shall only refer to the Liens described in clauses (1), (6), (13) and (14) of this definition.”

““Permitted Subsidiary Indebtedness” means Indebtedness of, and all Preferred Stock issued by, the Non-Guarantor Subsidiaries, taken as a whole; provided that, on the date of the Incurrence of such Indebtedness and after giving effect thereto and the application of the proceeds thereof, the aggregate principal amount outstanding of all such Indebtedness (excluding Public Indebtedness and any Indebtedness of any Non-Guarantor Subsidiary permitted under clauses (i), (ii), (iv), (vi) and (vii) of Section 4.05(b)) does not exceed an amount equal to ~~15.0~~20.0% of Total Assets.”

““Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which (i) more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or (ii) of which 50% or less of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and in each case which is “controlled” and consolidated by such Person in accordance with GAAP; provided, however, that with respect to clause (ii), the occurrence of any event (other than the issuance or sale of Capital Stock) as a result of which such corporation, association or other business entity ceases to be “controlled” by such Person under GAAP and to constitute a Subsidiary of such Person shall be deemed to be a designation of such corporation, association or other business entity as an Unrestricted Subsidiary by such Person and be subject to the requirements under Section 4.17(a).”

““Temporary Cash Investment” means any of the following:

(1)         direct obligations of the United States of America, any state of the European Economic Area, the People’s Republic of China and Hong Kong or any agency of any of the foregoing or obligations fully and unconditionally Guaranteed by the United States of America, any state of the European Economic Area, the People’s Republic of China, Hong Kong or any agency of any of the foregoing, in each case maturing within one year, which in the case of obligations of, or obligations Guaranteed by, any state of the European Economic Area, shall be rated at least “A” by S&P or Moody’s;

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(2)         demand or time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, any state of the European Economic Area or Hong Kong, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)         repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4)         commercial paper, maturing not more than 180 days after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5)         securities, maturing within one year of the date of acquisition thereof, issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6)         any money market fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; ~~and~~

(7)         demand or time deposit accounts, certificates of deposit, overnight or call deposits and money market deposits with (i) Industrial and Commercial Bank of China, Agricultural Bank of China, Pudong Development Bank ~~and~~, Guangdong Development Bank and Wells Fargo, (ii) any other bank, trust company or other financial institution organized under the laws of the PRC ~~or~~, Hong Kong or the United States of America whose long-term debt is rated as high or higher than any of those banks listed in clause (i) of this paragraph or (iii) or (iv) any other bank, trust company or other financial institution organized under the laws of the PRC ~~or~~, Hong Kong or the United States of America; provided that, in the case of clause (iii), such deposits do not exceed US$10.0 million (or the Dollar Equivalent thereof) with any single bank, trust company or other financial institution or US$30.0 million (or the Dollar Equivalent thereof) in the aggregate, at any date of determination thereafter; and

(8)         structured deposit products that are principal protected with any bank or financial institution organized under the laws of the PRC, Hong Kong or the United States of America if held to maturity (which shall not be more than one year) and can be withdrawn at any time with no more than six months’ notice.”

Section 1.2           Additional defined terms under Section 1.01 of the Indenture. The following defined terms are hereby added to Section 1.01 of the Indenture:

““Minority Joint Venture” means any corporation, association or other business entity that is accounted for by the equity method of accounting in accordance with GAAP by the Company or a Restricted Subsidiary and primarily engaged in the Permitted Businesses, and such Minority Joint Venture’s Subsidiaries.”

““Significant Restricted Subsidiary” means a Restricted Subsidiary that would be a “significant subsidiary” within the meaning of the definition of “significant subsidiary” in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Original Issue Date; provided that in each instance in such definition in which the term “10 percent” is used, the term “5 percent” shall be substituted therefor.”

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“Subordinated Shareholder Loan” means any unsecured Indebtedness for borrowed money Incurred by the Company or any Restricted Subsidiary from but only so long as such Indebtedness is owed to any Permitted Holder which (i) is expressly made subordinate to the prior payment in full of the Notes, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, created or remains outstanding, with respect to the payment of principal and any other payment obligations in respect of such Indebtedness, (ii) by its terms (and by the terms of any security into which it is convertible or for which it is exchangeable) does not mature and is not required to be repaid, redeemed, repurchased or otherwise retired, pursuant to a sinking fund obligation, event of default or otherwise, in whole or in part, on or prior to the date that is one year after the Stated Maturity of the Notes and (iii) by its terms, does not provide for any cash payment of interest (or premium, if any).

““TPG” means TPG Capital and its affiliates, including TPG Asia VI SF Pte. Ltd.”

Section 1.3           Amendment to Section 4.05(b) and (c) of the Indenture. Section 4.05(b) and (c) of the Indenture is hereby amended and restated as follows:

“ (b)          Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur each and all of the following (“Permitted Indebtedness”):

(i)          Indebtedness under the Notes (excluding any Additional Notes and any Permitted Pari Passu Secured Indebtedness of the Company) and each Subsidiary Guarantee and JV Subsidiary Guarantee;

(ii)         any Pari Passu Subsidiary Guarantees by any Subsidiary Guarantor or any JV Subsidiary Guarantor;

(iii)        Indebtedness of the Company or any Restricted Subsidiary outstanding on the Original Issue Date excluding Indebtedness permitted under clause (iv) below; provided that such Indebtedness of Restricted Subsidiaries that are Non-Guarantor Subsidiaries shall be included in the calculation of Permitted Subsidiary Indebtedness;

(iv)        Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary; provided that (i) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (d) and (ii) if the Company is the obligor on such Indebtedness, such Indebtedness must expressly be subordinated in right of payment to the Notes, and if a Subsidiary Guarantor or a JV Subsidiary Guarantor is the obligor on such Indebtedness and the Company is not the obligee, such Indebtedness must be expressly subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor or the JV Subsidiary Guarantee of such JV Subsidiary Guarantor, as the case may be;

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(v)         Indebtedness of the Company or any Restricted Subsidiary (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, replace, exchange, renew, repay, defease, discharge or extend (collectively, “refinance” and “refinances” and “refinanced” shall have a correlative meaning), then outstanding Indebtedness Incurred under the immediately preceding paragraph (a) or clauses (i), (ii), (iii), (viii), (xvi), (xvii), (xviii) or (xix) of this paragraph (b) and any refinancings thereof in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); provided that (1) Indebtedness the proceeds of which are used to refinance the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or a Subsidiary Guarantee or a JV Subsidiary Guarantee shall only be permitted under this clause (v) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or a Subsidiary Guarantee or a JV Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or such Subsidiary Guarantee or such JV Subsidiary Guarantee, as the case may be, or (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee or a JV Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or such Subsidiary Guarantee or such JV Subsidiary Guarantee, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or such Subsidiary Guarantee or such JV Subsidiary Guarantee, (2) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced, (3) in no event may Indebtedness of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor be refinanced pursuant to this clause by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor or a JV Subsidiary Guarantor, and (4) in no event may Indebtedness of the Company or any Subsidiary Guarantor be refinanced pursuant to this clause by means of any Indebtedness of any JV Subsidiary Guarantor;

(vi)        Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to Hedging Obligations entered into in the ordinary course of business designed solely to protect the Company or any Restricted Subsidiary against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

(vii)       Pre-Registration Mortgage Guarantees by the Company or any Restricted Subsidiary;

(viii)      Indebtedness Incurred by the Company or any Restricted Subsidiary for the purpose of financing (x) all or any part of the purchase price of assets, real or personal property (including the lease purchase price of land use rights) or equipment to be used in the ordinary course of business by the Company or a Restricted Subsidiary in the Permitted Business, including any such purchase through the acquisition of Capital Stock of any Person that owns such real or personal property or equipment which will, upon acquisition, become a Restricted Subsidiary, or (y) all or any part of the purchase price or the cost of development, construction or improvement of assets, real or personal property (including the lease purchase price of land use rights) or equipment to be used in the ordinary course of business by the Company or such Restricted Subsidiary in the Permitted Business; provided that in the case of clauses (x) and (y), (A) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost, (B) such Indebtedness shall be Incurred no later than 180 days after the acquisition of such asset, property or equipment or completion of such development, construction or improvement and (C) on the date of the Incurrence of such Indebtedness and after giving effect thereto, the sum of (1) the aggregate principal amount outstanding of all such Indebtedness permitted by this clause (viii) (together with refinancings thereof, but excluding any Contractor Guarantee Incurred under this clause (viii) to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount) plus (2) the aggregate amount outstanding of all Indebtedness permitted and then outstanding under clauses (xvi), (xvii) ~~and~~, (xviii) and (xx) (together with any refinancings thereof) below does not exceed an amount equal to ~~20.0~~30.0% of Total Assets;

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(ix)         Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to workers’ compensation claims or self- insurance obligations or bid, performance or surety bonds (in each case other than for an obligation for borrowed money);

(x)          Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit or trade guarantees issued in the ordinary course of business to the extent that such letters of credit or trade guarantees are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than 30 days following receipt by the Company or such Restricted Subsidiary of a demand for reimbursement;

(xi)         Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or any Restricted Subsidiary pursuant to such agreements, in any case, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or any Restricted Subsidiary from the disposition of such business, assets or Restricted Subsidiary;

(xii)        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business provided, that such Indebtedness is extinguished within five Business Days of Incurrence;

(xiii)       (A) Guarantees by the Company or any Subsidiary Guarantor of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant (B) Guarantees by any Restricted Subsidiary of Indebtedness of another Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant, or (C) Guarantees by any JV Subsidiary Guarantor of Indebtedness of any other JV Subsidiary Guarantor that is a direct or indirect Subsidiary or parent of such JV Subsidiary Guarantor, which Indebtedness was permitted to be Incurred by another provision of this covenant;

(xiv)      Indebtedness of the Company or any Restricted Subsidiary maturing within one year; provided that the aggregate principal amount of Indebtedness permitted by this clause (xiv) at any time outstanding does not exceed US$30.0 million (or the Dollar Equivalent thereof);

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(xv)       Indebtedness of the Company or any Restricted Subsidiary constituting an obligation to pay the deferred purchase price of Capital Stock of a Restricted Subsidiary pursuant to a Staged Acquisition Agreement, to the extent that such deferred purchase price is paid within 12 months after the date the Company or such Restricted Subsidiary enters into such Staged Acquisition Agreement;

(xvi)      Indebtedness Incurred or Preferred Stock issued by the Company or any Restricted Subsidiary arising from any Investment made by a Trust Company Investor in a PRC Project Company; provided that on the date of Incurrence of all such Indebtedness or issuance of such Preferred Stock and after giving effect thereto, the sum of (1) the aggregate amount outstanding of all Indebtedness and Preferred Stock permitted under this clause (xvi) plus (2) the aggregate principal amount outstanding of all Indebtedness permitted under clause (viii) above and clauses (xvii), (xviii) and (xx) below (together with refinancings thereof, but excluding any Contractor Guarantee Incurred under clause (viii) above ~~and clauses (xvii) and (xviii) below~~ to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount) does not exceed an amount equal to ~~20.0~~30.0% of Total Assets;

(xvii)     Bank Deposit Secured Indebtedness Incurred by the Company or any Restricted Subsidiary; provided that on the date of the Incurrence of such Indebtedness and after giving effect thereto, the sum of (1) the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to this clause (xvii) (together with any refinancings thereof), plus (2) the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to clauses (viii) and (xvi) above and ~~clause~~clauses (xviii) and (xx) below (together with any refinancings thereof, but excluding any Contractor Guarantee Incurred under clause (viii) above to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount), does not exceed an amount equal to ~~20.0~~30.0% of Total Assets;

(xviii)    Indebtedness Incurred by any Restricted Subsidiary which is secured by Investment Properties; provided that on the date of the Incurrence of all such Indebtedness and after giving effect thereto, the sum of (1) the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to this clause (xviii) (together with any refinancings thereof), plus (2) the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to clauses (viii), (xvi) and (xvii) above and clause (xx) below (together with any refinancings thereof, but excluding any Contractor Guarantee Incurred under clause (viii) above to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount), does not exceed an amount equal to ~~20.0~~30.0% of Total Assets; ~~and~~

(xix)       Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed US$15.0 million (or the Dollar Equivalent thereof);

(xx)        Indebtedness Incurred by the Company or any Restricted Subsidiary constituting a Guarantee of Indebtedness of any Person (other than the Company or a Restricted Subsidiary) by the Company or such Restricted Subsidiary; provided that on the date of the Incurrence of all such Indebtedness and after giving effect thereto, (1) the aggregate principal amount outstanding of all such Indebtedness Incurred under this clause (xx) (together with any refinancing thereof), plus (2) the aggregate principal amount outstanding of all Indebtedness Incurred pursuant to clauses (viii), (xvi), (xvii) and (xviii) above (together with any refinancings thereof, but excluding any Contractor Guarantee Incurred under clause (viii) to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount), does not exceed an amount equal to 30.0% of Total Assets; and

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(xxi)       Indebtedness Incurred by the Company or a Restricted Subsidiary constituting a Subordinated Shareholder Loan.

(c)          For purposes of determining compliance with Section 4.05, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, including under the proviso in Section 4.05(a), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness ~~and only be required to include the amount of such Indebtedness~~ as one or more of such types.

Section 1.4           Amendment to Section 4.06 of the Indenture. Section 4.06 of the Indenture is hereby amended and restated as follows:

“Section 4.06.         Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly (the payments or any other actions described in clauses (i) through (iv) below being collectively referred to as “Restricted Payments”):

(i)          declare or pay any dividend or make any distribution on or with respect to the Company’s or any Restricted Subsidiary’s Capital Stock (other than dividends or distributions payable or paid solely in shares of the Company’s or any Restricted Subsidiary’s Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Company or any Restricted Subsidiary;

(ii)         purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) or any direct or indirect parent of the Company held by any Persons other than the Company or any Restricted Subsidiary other than the purchase of Capital Stock of a Restricted Subsidiary pursuant to a Staged Acquisition Agreement;

(iii)        make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness that is subordinated in right of payment to the Notes or any Subsidiary Guarantee or JV Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Company and any Restricted Subsidiary); or

(iv)        make any Investment, other than a Permitted Investment;

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)         a Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(B)          the Company could not Incur at least US$1.00 of Indebtedness under the proviso in Section 4.05(a); provided however that this clause (B) will not apply to the declaration and payment of dividends by the Company with respect to the fiscal year ended December 31, 2014 in an aggregate amount not to exceed US$25.0 million (or the Dollar Equivalent thereof); or

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(C)         such Restricted Payment, together with the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries after the Original Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v) (to the extent such Restricted Payment is made to the Company or a Restricted Subsidiary), (vi) and (vii) of Section 4.06(b)), shall exceed the sum (without duplication) of:

(1)         50% of the aggregate amount of the Consolidated Net Income of the Company (or, if the Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter after the Original Issue Date and ending on the last day of the Company’s most recently ended fiscal quarter for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner) are available (which may include internal consolidated financial statements); plus

(2)         100% of the aggregate Net Cash Proceeds received by the Company after the Original Issue Date as a capital contribution to its common equity or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including any such Net Cash Proceeds received upon (x) the conversion of any Indebtedness (other than Subordinated Indebtedness) of the Company into Capital Stock (other than Disqualified Stock) of the Company, or (y) the exercise by a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (other than Disqualified Stock) in each case excluding the amount of any such Net Cash Proceeds used to redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness or Capital Stock of the Company; plus

(3)         the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Original Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable into Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(4)         an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made after the Original Issue Date in any Person resulting from (x) payments of interest on Indebtedness, dividends or repayments of loans or advances by such Person, in each case to the Company or any Restricted Subsidiary (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) after the Original Issue Date, (y) the unconditional release of a Guarantee provided by the Company or a Restricted Subsidiary after the Original Issue Date of an obligation of another Person, (z) to the extent that an Investment made after the Original Issue Date was, after such date, or is sold or otherwise liquidated or repaid for cash, the lesser of (i) cash return of capital with respect to such Investment (less the cost of disposition, if any) and (ii) the initial amount of such Investment, or (xx) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments (other than Permitted Investments) made by the Company or a Restricted Subsidiary after the Original Issue Date in any such Person; plus

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(5)         US$30.0 million (or the Dollar Equivalent thereof).

(b)          The foregoing provision shall not be violated by reason of:

(i)          the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.06(a);

(ii)         the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor or JV Subsidiary Guarantor with the Net Cash Proceeds of, or in exchange for, a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(iii)        the redemption, repurchase or other acquisition of Capital Stock of the Company or any Subsidiary Guarantor or JV Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(2) of Section 4.06(a);

(iv)        the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor or JV Subsidiary Guarantor in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(2) of Section 4.06(a);

(v)         the payment of any dividends or distributions declared, paid or made by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Capital Stock of such Restricted Subsidiary, a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

(vi)        the repurchase, redemption or other acquisition of Capital Stock of the Company from employees, former employees, directors or former directors of the Company or any Restricted Subsidiary (or their estate or authorized representatives) upon the death, disability or termination of employment of such employees or directors pursuant to agreements or plans (including employment agreements and share option plans) approved by the board of directors of the Company in an aggregate amount not to exceed US$1.0 million (or the Dollar Equivalent thereof) in any fiscal year of the Company;

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(vii)       repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; ~~or~~

(viii)      dividends or other distributions paid to, or the purchase of Capital Stock of any PRC Project Company held by, any Trust Company Investor in respect of any Indebtedness or Preferred Stock outstanding on the Original Issue Date or permitted to be Incurred or issued under clause (xvi) of Section 4.05(b);

(ix)         cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.06 (as determined in good faith by the Board of Directors of the Company); or

(x)          the repurchase on or prior to December 31, 2014 of common stock of the Company in an aggregate amount of up to US$10.0 million pursuant to any share repurchase plan approved by the Board of Directors during the period beginning on the Original Issue Date and ending on December 31, 2014;

provided that, in the case of clauses (ii), (iii) and (iv) of Section 4.06(a), no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

(c)          The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by Section 4.06 will be the Fair Market Value. The Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an appraisal or investment banking firm of recognized international standing if the Fair Market Value exceeds US$10.0 million (or the Dollar Equivalent thereof).

(d)          Not later than the date of making any Restricted Payment in excess of US$10.0 million (or the Dollar Equivalent thereof) (other than any Restricted Payments set forth in clauses (v) through (x) of Section 4.06(a) above), the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by Section 4.06 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.”

Section 1.5           Amendment to Section 4.08(b) of the Indenture. Section 4.08(b) of the Indenture is hereby amended and restated as follows:

“(b)          The provisions of Section 4.08(a) do not apply to any encumbrances or restrictions:

(i)          existing in agreements as in effect on the Original Issue Date, or in the Notes, the Subsidiary Guarantees, the JV Subsidiary Guarantees, this Indenture, the Security Documents, or under any Permitted Pari Passu Secured Indebtedness of the Company or any Subsidiary Guarantor Pledgor or Pari Passu Subsidiary Guarantee of any Subsidiary Guarantor or any JV Subsidiary Guarantor, and any extensions, refinancings, renewals or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

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(ii)         existing under or by reason of applicable law, rule, regulation or order;

(iii)        with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(iv)        that otherwise would be prohibited by the provision described in clause ~~(a)~~(iv) of Section 4.08(a) if they arise, or are agreed to, in the ordinary course of business and, that (i) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (ii) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (iii) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(v)         with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by Section 4.05, Section 4.09 and Section 4.13; ~~or~~

(vi)        with respect to any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the Incurrence of Indebtedness permitted described under ~~clauses~~clause (viii), (xiv), (xvi), (xvii), (xviii), (xix) or (~~xix~~xx) of Section 4.05(b) if, as determined by the Board of Directors, the encumbrances or restrictions are (i) customary for such types of agreements and (ii) would not, at the time agreed to, be expected to materially and adversely affect the ability of the Company to make required payment on the Notes and, with respect to Indebtedness permitted under clauses (viii), (xvi), (xvii), (xviii), (xix) and (~~xix~~xx) of Section 4.05(b), any extensions, refinancings, renewals or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced~~.~~;

(vii)       existing in customary provisions in joint venture agreements and other similar agreements, to the extent such encumbrance or restriction relates to the activities or assets of the Company or a Restricted Subsidiary that is a party to such joint venture and if (as determined in good faith by the Board of Directors) (i) the encumbrances or restrictions are customary for a joint venture or similar agreement of that type and (ii) the encumbrances or restrictions would not, at the time agreed to, be expected to materially and adversely affect (x) the ability of the Company to make the required payments on the Notes, or (y) any Subsidiary Guarantor or JV Subsidiary Guarantor to make required payments under its Subsidiary Guarantee or JV Subsidiary Guarantee; or

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(viii)      existing with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of the Indenture at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Subsidiary or its subsidiaries or the property or assets of such Subsidiary or its subsidiaries, and any extensions, refinancing, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced.”

Section 1.6           Amendment to Section 4.10(a) of the Indenture. Section 4.10(a) of the Indenture is hereby amended and restated as follows:

“Section 4.10.         Limitation on Issuances of Guarantees by Restricted Subsidiaries. (a) The Company will not permit any Restricted Subsidiary which is not a Subsidiary Guarantor or a JV Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any other ~~Restricted~~ Subsidiary Guarantor, unless (1) (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Subsidiary Guarantee (in the case of a Subsidiary Guarantor) or JV Subsidiary Guarantee (in the case of a JV Subsidiary Guarantor) of payment of the Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee or JV Subsidiary Guarantee, as the case may be, until the Notes have been paid in full or (2) such Guarantee is permitted by clauses (b)(iii), (iv) or (~~xiii~~xvii) (~~B) (other than,~~ in the case of ~~clause (xiii)(B) a~~(xvii), with respect to the Guarantee provided by ~~a PRC~~any Restricted Subsidiary ~~of the Indebtedness of a non-PRC~~ Restrictedthat is not a Subsidiary Guarantor through the pledge of one or more bank accounts to secure, directly, or indirectly, any Bank Deposit Secured Indebtedness of the Company or any Subsidiary Guarantor)~~,~~ under Section 4.05.

Section 1.7           Amendment to Section 4.14 of the Indenture. Section 4.14 of the Indenture is hereby amended and restated as follows:

“Section 4.14.         Limitation on Transactions with Shareholders and Affiliates. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with (x) any holder (or any Affiliate of such holder) of 10.0% or more of any class of Capital Stock of the Company or (y) any Affiliate of the Company (each an “Affiliate Transaction”), unless:

(i)          the Affiliate Transaction is on fair and reasonable terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or the relevant Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

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(ii)         the Company delivers to the Trustee:

(A)         with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B)         with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$10.0 million (or the Dollar Equivalent thereof) (other than any such transaction or transactions between the Company or a Restricted Subsidiary and TPG, so long as such transaction is or transactions are entered into in the ordinary course of business), in addition to the Board Resolution required in clause (ii)(A) above, an opinion as to the fairness to the Company or such Restricted Subsidiary of the relevant Affiliate Transaction from a financial point of view or confirming that the terms of such Affiliate Transaction are no less favorable to the Company or the relevant Restricted Subsidiary than terms available to (or from, as applicable) a Person that is not an Affiliate of the Company or a Restricted Subsidiary issued by an accounting, appraisal or investment banking firm of recognized international standing.

(b)          The limitation set forth in Section 4.14(a) above does not limit, and shall not apply to:

(i)          the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;

(ii)         transactions between or among the Company and any of its Wholly Owned Restricted Subsidiaries or between or among Wholly Owned Restricted Subsidiaries;

(iii)        any Restricted Payment of the type described in ~~clauses~~clause (i) or (ii) of Section 4.06(a) if permitted by that Section 4.06(a);

(iv)        any sale of Capital Stock (other than Disqualified Stock) of the Company;

(v)         any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock, restricted stock plans, long-term incentive plans, share award schemes, stock appreciation rights plans, participation plans or similar employee plans and/or indemnity provided on behalf of employees, officers and directors of the Company or any Restricted Subsidiary, so long as such plan or scheme is in compliance with the listing rules of the New York Stock Exchange; and

(vi)        any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with directors, officers, employees and consultants in the ordinary course of business and the payment of compensation pursuant thereto.

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In addition, the requirements of clause (ii) of Section 4.14(a) shall not apply to (A) Investments (other than Permitted Investments) not prohibited by Section 4.06, (B) transactions pursuant to agreements in effect on the Original Issue Date and described in the offering circular of the Company dated April 25, 2013, or any amendment or modification or replacement thereof, so long as such amendment, modification or replacement is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement in effect on the Original Issue Date and (C) any transaction between or among (x) the Company ~~(or~~, any Wholly Owned Restricted Subsidiary~~)~~ and any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary or between or among Restricted Subsidiaries that are not Wholly Owned Restricted Subsidiaries or (y) the Company or a Restricted Subsidiary and any Minority Joint Venture; provided that in the case of clause (C), (1) such transaction is entered into in the ordinary course of business and (2) none of the ~~minority~~other shareholders or ~~minority~~other partners of or in such Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary or Minority Joint Venture, as the case may be, is a Person described in clauses (x) or (y) of Section 4.14(a) (other than by reason of such ~~minority~~other shareholder or ~~minority~~other partner being an officer or director of such Restricted Subsidiary or Minority Joint Venture, as the case may be).”

Section 1.8           Amendment to Section 4.19(b) of the Indenture. Section 4.19(b) of the Indenture is hereby amended and restated as follows:

“(b)          So long as any of the Notes remain outstanding, the Company will provide to the Trustee (a) within 120 days after the close of each fiscal year ending after the Original Issue Date, an Officers’ Certificate stating the Fixed Charge Coverage Ratio with respect to the four most recent fiscal quarter periods and showing in reasonable detail the calculation of the Fixed Charge Coverage Ratio, including the arithmetic computations of each component of the Fixed Charge Coverage Ratio, with a certificate from the Company’s external auditors verifying the accuracy and correctness of the calculation and arithmetic computation; provided that the Company shall not be required to provide such auditor certificate if its external auditors refuse to provide such certificate as a result of a policy of such external auditors not to provide such certificate; (b) as soon as possible and in any event within five days after a change in the rating of the Notes by any Rating Agency, an Officers’ Certificate stating such change in rating has occurred; and (c) as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which the Company proposes to take with respect thereto.”

Section 1.9           Amendment to Section 6.01(g) and (h) of the Indenture. Section 6.01(g) and (h) of the Indenture is hereby amended and restated as follows:

“(g)          an involuntary case or other proceeding is commenced against the Company or any Significant Restricted Subsidiary (or any group of Restricted Subsidiaries that together constitutes a Significant Restricted Subsidiary) with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary (or any group of Restricted Subsidiaries that together constitutes a Significant Restricted Subsidiary) or for any substantial part of the property and assets of the Company or any Significant Restricted Subsidiary (or any group of Restricted Subsidiaries that together constitutes a Significant Restricted Subsidiary) and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company or any Significant Restricted Subsidiary (or any group of Restricted Subsidiaries that together constitutes a Significant Restricted Subsidiary) under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

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(h)          the Company or any Significant Restricted Subsidiary (or any group of Restricted Subsidiaries that together constitutes a Significant Restricted Subsidiary) (a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary (or any group of Restricted Subsidiaries that together constitutes a Significant Restricted Subsidiary) or for all or substantially all of the property and assets of the Company or any Significant Restricted Subsidiary (or any group of Restricted Subsidiaries that together constitutes a Significant Restricted Subsidiary) or (c) effects any general assignment for the benefit of creditors;”

Section 1.10         Amendment to Section 6.02 of the Indenture. Section 6.02 of the Indenture is hereby amended and restated as follows:

“Section 6.02.         Acceleration. If an Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders (subject to being indemnified and/or secured to its satisfaction) shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest shall be immediately due and payable. If an Event of Default specified in clause (g) or (h) of Section 6.01 occurs with respect to the Company or any Significant Restricted Subsidiary (or any group of Restricted Subsidiaries that together constitutes a Significant Restricted Subsidiary), the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.”

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ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1           This Indenture Supplement shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.2           This Indenture Supplement may be signed in various counterparts which together will constitute one and the same instrument.

Section 2.3           This Indenture Supplement is an amendment supplemental to the Indenture and the Indenture and this Indenture Supplement will henceforth be read together. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Indenture Supplement shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby.

Section 2.4           The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Indenture Supplement or for or in respect of the recitals contained herein all of which are made solely by the Company and the Subsidiary Guarantors.

Section 2.5           Notwithstanding anything contained herein, nothing in this Indenture Supplement shall relieve the Company, the Subsidiary Guarantors, the Trustee and the Shared Security Agent of any of their obligations under the Indenture, as amended and supplemented by this Indenture Supplement, and the Notes.

Section 2.6           In case any provision in this Indenture Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7           The provisions of Articles I of this Indenture Supplement shall be effective upon execution, and shall not become operative until the time the Company pays the Holders who delivered consents to the amendment set forth in this Indenture Supplement, pursuant to and in accordance with the terms and conditions set forth in the Consent Solicitation Statement issued by the Company, dated as of January 28, 2014.

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1

IN WITNESS WHEREOF, the parties hereto have caused this Indenture Supplement to be duly executed as of the date first above written.

Xinyuan Real Estate Co., Ltd.

By:	/s/ Yong Zhang
Name:	Yong Zhang
Title:	Director

Xinyuan International Property Investment Co., Ltd.
as Subsidiary Guarantor

By:	/s/ Yong Zhang
Name:	Yong Zhang
Title:	Director

Xinyuan Real Estate, Ltd.
as Subsidiary Guarantor

By:	/s/ Yong Zhang
Name:	Yong Zhang
Title:	Director

Xinyuan International (HK) Property Investment Co., Limited
as Subsidiary Guarantor

By:	/s/ Yong Zhang
	Name:	Yong Zhang
	Title:	Director

[Signature Page – Indenture Supplement]

Victory Good Development Limited
as Subsidiary Guarantor

By:	/s/ Yong Zhang
	Name:	Yong Zhang
	Title:	Director

South Glory International Limited
as Subsidiary Guarantor

By:	/s/ Yong Zhang
	Name:	Yong Zhang
	Title:	Director

Elite Quest Holdings Limited
as Subsidiary Guarantor

By:	/s/ Yong Zhang
	Name:	Yong Zhang
	Title:	Director

[Signature Page – Indenture Supplement]

Citicorp International Limited, as Trustee

By:	/s/ Edward Chiu
	Name:	Edward Chiu
	Title:	Vice President

[Signature Page – Indenture Supplement]

Citicorp International Limited, as Shared Security Agent

By:	/s/ Edward Chiu
	Name:	Edward Chiu
	Title:	Vice President

[Signature Page – Indenture Supplement]

SCHEDULE I

LIST OF SUBSIDIARY GUARANTORS

Name of Company

1.	Xinyuan International Property Investment Co., Ltd.
2.	Xinyuan Real Estate, Ltd.
3.	Xinyuan International (HK) Property Investment Co., Limited
4.	Victory Good Development Limited
5.	South Glory International Limited
6.	Elite Quest Holdings Limited

SCHEDULE I - 1